For:	Alamo Group Inc.

Contact:	Robert H. George
Vice President
830-372-9621
For Immediate Release
Financial Dynamics
Eric Boyriven/Alexandra Tramont
212-850-5600

        ALAMO GROUP ANNOUNCES 2004 FOURTH QUARTER AND YEAR END RESULTS

            SEGUIN, Texas, March 2, 2005 -- Alamo Group Inc. (NYSE: ALG) today reported results for the fourth quarter and year ended December 31, 2004.

Net sales in the fourth quarter were $84.6 million, an increase of 26% from the $67.4 million reported for the same period of 2003.  The increase in sales was the result of internal growth from an improvement in the markets for the Company's products and the acquisition of Rousseau Holding, S.A. in France in March 2004.  Net income for the quarter was $2.1 million, or $0.21 per diluted share, compared with $1.5 million, or $0.15 per diluted share in the prior year period, an increase of 40%.  Excluding Rousseau, net sales for the 2004 fourth quarter were up 18% and net income increased by 34%.

For 2004, net sales grew nearly 23% to $342.2 million from $279.1 million in 2003.  Net income for the year was $13.4 million, or $1.36 per diluted share, which was 67% above the prior year's net income of $8.0 million or $0.82 per diluted share.  Excluding Rousseau, net sales for the year were up 16% and net income increased by 59%.

North American Agricultural sales were $33.3 million in the fourth quarter, an increase of 20% compared to the $27.6 million achieved in 2003.  Sales for the year were also up 20% at $129.3 million versus $108.1 million in 2003.  The increases for the year reflect stronger market conditions in 2004, which we believe will continue throughout 2005.

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ALAMO GROUP INC. ANNOUNCES 2004 FOURTH QUARTER RESULTS                 PAGE 2

North American Industrial sales increased by 19% in the fourth quarter of 2004 with sales of $27.5 million compared to $23.0 million in the prior year.  For the year, sales were $116.3 million versus $104.8 million in 2003, a change of 11%.  The strongest part of the growth came in sales of street sweepers, though the Company's industrial mowing products recorded gains as well.  Sales of products in this Division to governmental entities were up, but were still affected by budgetary constraints.  However, we anticipate further improvements in government buying in 2005.

Alamo Group's European Division sales were up 42% in the fourth quarter of 2004 at $23.9 million compared to $16.8 million in 2003.  This increase was the result of internal growth and the acquisition of Rousseau, and was further enhanced by increases in the exchange rates between the Pound Sterling and Euro compared to the U.S. Dollar.  The same effects impacted the total year sales, which increased by 46% from $66.2 million in 2003 to $96.6 million in 2004.

Ron Robinson, President and Chief Executive Officer of Alamo Group, commented, "Our fourth quarter results capped a solid year of performance by Alamo Group.  Sales for the year exhibited strong growth as the markets for our products continued to improve.  These results were further enhanced by favorable exchange rates and above average price increases for equipment as a consequence of the rapid increase in steel prices throughout 2004.  And, on top of internal growth, the addition of Rousseau in March helped grow sales for the Company to an all time high.  More importantly, we grew our earnings at an even higher rate as we were able to take more of our sales growth to the bottom line.  Better economies of scale and higher operating efficiencies drove the growth in earnings despite big increases in raw material prices and a large rise in overhead related to compliance with new reporting rules, particularly related to Sarbanes-Oxley and its internal controls requirements.

"While we see no relief in sight related to these areas of cost increases, we still feel good about our prospects for 2005.  The improvements in our markets appear to be continuing and we feel optimistic that we can continue to improve our margins as well as we move forward."

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ALAMO GROUP INC. ANNOUNCES 2004 FOURTH QUARTER RESULTS                 PAGE 3

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for right-of-way maintenance and agriculture.  Our products include tractor-mounted mowing and other vegetation maintenance equipment, street sweepers, agricultural implements and related after market parts and services.  The Company, founded in 1969, has over 1,900 employees and operates fourteen plants in North America and Europe as of December 2004.  The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company's European operations are located in Salford Priors, England.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company's SEC reports.  The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

(Tables Follow)

ALAMO GROUP REPORTS 2004 FOURTH QUARTER RESULTS

Alamo Group Inc. and Subsidiaries (NYSE:ALG)
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Fourth Quarter Ended		Year Ended
	12/31/04	12/31/03	12/31/04	12/31/03
North American
Agricultural	$33,273	$27,630	$129,254	$108,075
Industrial	27,481	23,044	116,305	104,801
European	23,895	16,774	96,612	66,202
Total Sales	84,649	67,448	342,171	279,078

Cost of sales	67,946	53,408	266,995	219,316
Gross margin	16,703	14,040	75,176	59,762
	19.7%	20.8%	22.0%	21.4%

Operating Expenses	13,308	11,223	52,478	45,775
Income from Operations	3,395	2,817	22,698	13,987
	4.0%	4.2%	6.6%	5.0%

Interest Expense	(500)	(363)	(2,049)	(1,968)
Interest Income	288	137	724	478
Other Income (Expense)	(32)	(182)	(791)	475

Income before income taxes	3,151	2,409	20,582	12,972
Provision for income taxes	1,089	936	7,186	4,934

Net Income	$2,062	$1,473	$13,396	$8,038

Net income per common share:
Basic	$0.21	$0.15	$1.38	$0.83

Diluted	$0.21	$0.15	$1.36	$0.82

Average common shares:
Basic	9,738	9,727	9,731	9,721

Diluted	9,903	9,822	9,864	9,789

Summary Balance Sheet Data

	12/31/04	12/31/03
Receivables	82,337	64,263
Inventories	72,757	63,579
Current Liabilities	49,052	34,706
Long Term Debt	18,428	14,379
Equity	160,832	144,067

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